SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON D.C. 20549

                                  ------------

                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 13, 2001


                               Arch Wireless, Inc.
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               (Exact Name of Registrant as Specified in Charter)

         Delaware                  000-23232/001-14248          31-1358569
-----------------------------    ----------------------     -------------------
(State or Other Jurisdiction         (Commission             (I.R.S. Employer
     of Incorporation)               File Numbers)          Identification No.)

         1800 West Park Drive, Suite 250
               Westborough, MA                               01581
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   (Address of Principal Executive Offices)               (Zip Code)


Registrant's telephone number, including area code: (508) 870-6700



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     Item 5. Other Events.
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     Receipt of Proceeds from Nextel Agreement

     On February 14, 2001, Arch Wireless, Inc. ("Arch") received the $250 million advance under its previously announced agreement with a subsidiary ("Nextel") of Nextel Communications, Inc. relating to the sale of certain 800 and 900 MHz Specialized Mobile Radio channel licenses (the "SMR Licenses").

     Pursuant to the terms of the agreement, and following the receipt of consents from Arch's lenders, Nextel made two loans to AWI Spectrum Co., LLC, an indirect subsidiary of Arch ("Spectrum"): a secured loan in the principal amount of $175 million and an unsecured loan in the principal amount of $75 million, each of which bears interest at LIBOR plus 3.25%.

     Spectrum used the proceeds from the $175 million secured loan to purchase the SMR Licenses from the subsidiary of Arch that held the SMR Licenses. Spectrum will hold the SMR Licenses until they are transferred to Nextel following the receipt of all required regulatory approvals, and Spectrum is not permitted to engage in any business other than the ownership and maintenance of the SMR Licenses. Spectrum does not and will not have any liability or obligation with respect to any of the debt obligations of Arch or its other subsidiaries.

     A substantial portion of the proceeds from the $75 million unsecured loan from Nextel was used by Spectrum to purchase shares of Series F 12% Redeemable Cumulative Junior Preferred Stock of Arch (the "Series F Preferred Stock").

     Arch used the $175 million of proceeds received for the purchase by Spectrum of the SMR Licenses from the subsidiary of Arch that formerly held the SMR Licenses to reduce outstanding indebtedness. Arch intends to use the proceeds from the sale of the Series F Preferred Stock to Spectrum for working capital purposes, including the payment of interest on other existing indebtedness.

     The parties currently expect Nextel's purchase of the SMR Licenses to be consummated in approximately six months, upon the expiration or termination of the waiting period requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and approval from the Federal Communications Commission of the transfer of the SMR Licenses to Nextel.

     Amendment to Credit Facility

     On February 14, 2001, Arch Wireless Holding, Inc. ("Holdings"), an indirect subsidiary of Arch, executed the Fourth Amendment to the Third Amended and Restated Credit Agreement between Holdings and its lenders (the "Fourth Amendment"). A copy of the Fourth Amendment is attached to this Report as
Exhibit 10.1 and is incorporated herein by reference. The Fourth Amendment permitted the creation of Spectrum and the consummation of the sale of the SMR Licenses to Spectrum and, ultimately, to Nextel. The Fourth Amendment also implemented the allocation of the voluntary prepayment portion of the $175 million debt reduction payments to certain scheduled payments and commitment reductions under the credit facility. In addition, financial covenants governing leverage ratios, interest and fixed charge coverage ratios and minimum revenues were modified to provide Holdings with greater flexibility in implementing its business plan.

     Amendment to Rights Agreement

     On February 13, 2001, Arch and The Bank of New York, as Rights Agent, executed Amendment No. 7 to the Rights Agreement dated as of October 13, 1995 between Arch and The Bank of New York. A copy of this Amendment No. 7 is attached to this Report as Exhibit 4.1 and is incorporated herein by reference.

     Appeal of Notice Regarding Potential Delisting

     Arch has requested a hearing from the Nasdaq Listing Qualifications Panel (the "Panel") to appeal a notice it received regarding the potential delisting of Arch's common stock from the Nasdaq National Market.

     Arch's common stock will remain listed and will continue to trade on the Nasdaq National Market until the Panel reaches its decision. Although the hearing is scheduled for March 29, 2001, there can be no assurance as to when the Panel will reach its decision. If Arch's Common Stock were to be delisted from the Nasdaq National Market, Arch currently intends to apply for listing on The Nasdaq SmallCap Market, assuming the applicable listing requirements are then met.

Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits.
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(c)  Exhibits.

     Exhibit No.               Description

         4.1 Amendment No. 7 to Rights Agreement, dated as of February 13, 2001, by and among the Registrant and The Bank of New York

        10.1 Amendment No. 4, dated as of February 14, 2001, to Third Amended and Restated Credit Agreement, dated as of March 23, 2000, by and among Arch Paging, Inc., the Lenders party thereto, The Bank of New York, Royal Bank of Canada, Toronto Dominion (Texas), Inc., Barclays Bank PLC and Fleet National Bank, as amended

        99.1 Press release dated February 14, 2001 announcing the receipt by the Registrant of proceeds relating to the sale of SMR spectrum licenses to Nextel Communications, Inc.

        99.2 Press release dated February 16, 2001 announcing the appeal by the Registrant of the potential delisting of its common stock from the Nasdaq National Market

                                    SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  February 23, 2001                ARCH WIRELESS, INC.

                                        By:      /s/ Gerald J. Cimmino
                                           --------------------------------
                                        Name:    Gerald J. Cimmino
                                        Title:   Vice President and Treasurer

                                  Exhibit Index



Exhibit No.         Description

   4.1 Amendment No. 7 to Rights Agreement, dated as of February 13, 2001, by and among the Registrant and The Bank of New York

  10.1 Amendment No. 4, dated as of February 14, 2001, to Third Amended and Restated Credit Agreement, dated as of March 23, 2000, by and among Arch Paging, Inc., the Lenders party thereto, The Bank of New York, Royal Bank of Canada, Toronto Dominion (Texas), Inc., Barclays Bank PLC and Fleet National Bank, as amended

  99.1 Press release dated February 14, 2001 announcing the receipt by the Registrant of proceeds relating to the sale of SMR spectrum licenses to Nextel Communications, Inc.

  99.2 Press release dated February 16, 2001 announcing the appeal by the Registrant of the potential delisting of its common stock from the Nasdaq National Market